Exhibit 11.1

INSIDER TRADING POLICY

The board of directors (the “Board”) of LeddarTech Holdings Inc. ("LeddarTech" or the “Company”), a publicly traded company subject to securities laws in Canada and the United States, has adopted this Insider Trading Policy (the “Policy”) to help prevent the illegal use or disclosure of confidential or other material non-public information about LeddarTech as well as other companies with which LeddarTech has a business relationship. This Policy sets forth the rules to follow concerning the trading in securities of LeddarTech, including common shares, warrants and options to purchase common shares (including the exercise of warrants or options), and any other securities that may be issued from time to time (collectively, “LeddarTech Securities”). It applies to all transactions in LeddarTech Securities, as well as “derivatives” and “related financial instruments” which may not be issued by LeddarTech and which, for purposes of this Policy, include (i) any instruments, agreements, securities or exchange contracts the value, market price or payment obligations of which are derived from, referenced to or based on the value, market price or payment obligations of a security of LeddarTech, or (ii) any other instruments, agreements or understandings that affect, directly or indirectly, a person or company’s economic interest in a security of LeddarTech, or any futures contracts or options traded on an exchange, such as exchange-traded put or call options or swaps relating to LeddarTech Securities.

The rules and procedures outlined in this Policy have been implemented in order to prevent improper trading in LeddarTech Securities. This Policy is also intended to ensure that all insiders (as defined below) act in accordance with applicable laws and the highest standards of ethical and business conduct. This Policy supplements, and does not replace, applicable securities laws in respect of insider trading.

SCOPE

1.	This Policy applies to directors, officers and employees of and consultants to LeddarTech and its subsidiaries. Such individuals, because they receive or may receive or have access to material non-public information (as described in the Section ‘‘Definition of Material Non-Public Information’’), are referred to in this Policy as “insiders”. Insiders must ensure that all restrictions applicable to them under this Policy are also observed (1) by family members who reside with them, anyone else who lives in their households and any family members who do not live in their households but whose transactions in LeddarTech Securities are directed by them or are subject to their influence or control (such as parents or children who consult with them before they trade in LeddarTech Securities), and (2) by entities (e.g., corporations, partnerships or trusts) that insiders (and any of the foregoing family members) control. For purposes of this Policy, such persons are also sometimes referred to as “insiders”.

2.	It is the personal responsibility of each insider and any other person subject to this Policy to ensure that, when they trade or propose to trade in LeddarTech Securities or securities of companies with which LeddarTech has business dealings, they comply with all applicable securities laws and insider trading restrictions including those referred to in this Policy. The provisions of this Policy are qualified by the specific provisions of applicable law, which shall always apply regardless of this Policy. For greater certainty and without limiting the responsibilities of any person under this Policy, any breach of insider trading or tipping laws shall be deemed to be a breach of this Policy.

GENERAL POLICY

3.	LeddarTech prohibits any insider who is aware of “material non-public information” regarding LeddarTech from, directly or indirectly:

(a)	trading of any LeddarTech Securities;

(b)	recommending the purchase or sale of any LeddarTech Securities;

(c)	disclosing (“tipping”) such information to persons within the Company whose duties do not require them to have such information, or outside of the Company to any other persons, such as family, friends, other shareholders of the Company, business associates and investors, unless the disclosure is made in accordance with the Company’s Disclosure Policy; or

(d)	assisting any person or entity engaged in the above activities.

4.	The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on such material non-public information. It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise funds for an emergency expenditure) and also to transactions of any size, whether large or very small. The only relevant factor remains whether the insider is in possession of any material non-public information regarding the Company at the time of the transaction.

5.	Canadian and U.S. securities laws do not recognize any mitigating circumstances for insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. In some circumstances, insiders may be prohibited from pursuing a transaction even if such transaction had originally been contemplated before the insider became aware of the material non-public information. Consequently, even if an insider believes he or she may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, they must wait.

6.	In addition, it is the policy of the Company that no insider who, in the course of working for the Company, learns of or is otherwise aware of material non-public information about another publicly traded company with which the Company does business, including a partner or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

Definition of “Material Non-Public Information”

7.	Non-public information is information that has not been previously widely disseminated to the public and is not otherwise available to the general public. Information related to LeddarTech is generally considered as having been widely publicly disseminated only when (i) it has been released to the public by the Company through appropriate channels (e.g., by means of a press release or filing with the U.S. Securities and Exchange Commission (“SEC”)); and (ii) enough time has elapsed to permit the market to absorb the information. Although there is no fixed period for how long it takes the market to absorb information, out of prudence a person in possession of material non-public information should refrain from any trading activity for two (2) full Trading Days (as defined in Section 10 below) following its release. The circulation of market rumors, even if accurate, does not constitute information that has been publicly disseminated.

8.	Information is material if there is a likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that may reasonably be expected to have a significant effect on the market price or value of the security is deemed material. Material information may be either positive or negative information. Information that something is likely to happen in the future, or that it may happen, can be deemed material. For examples of information or events that constitute potential material information, refer to Appendix A hereto. If you are unsure about the materiality of certain information or a specific transaction, please contact the Company’s Chief Legal Officer for advice.

No Trading on Material Non-Public Information

9.	Insiders shall not, directly or indirectly, engage in any transaction involving a purchase or sale of LeddarTech Securities, during any period commencing upon the time on which the insider comes into possession of material non-public information about LeddarTech and ending as of the close of business on the second (2nd) Trading Day following public disclosure by LeddarTech of said information through the issuance of a press release or an SEC filing. A “Trading Day” means a day on which the NASDAQ is open for trading.

Other Company Securities

10.	No insider may trade in the securities of another company, such as LeddarTech partners, customers (existing and potential) and suppliers, at any time when the insider has material non-public information about that company or has material non-public information that could affect the share price of that company, when that information was obtained as a result of the insider’s employment or relationship to the Company.

No Tipping

11.	No insider shall, directly or indirectly, disclose (“tip”) material non-public information about LeddarTech to any other person (including members of his or her immediate family or household, other employees or outside professional advisors), nor shall such insider make, directly or indirectly, recommendations or express opinions on the basis of material non-public information as to trading in LeddarTech Securities. This Policy should be read in conjunction with LeddarTech’s Disclosure Policy.

No Hedging Transactions or Short Sales

12.	Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit an insider to continue to own LeddarTech Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the insider may no longer have the same objectives as the Company’s other shareholders. Therefore, insiders are prohibited from engaging in any hedging or monetization activities including, without limitation, any use of financial instruments (such as options, puts, calls, forward contracts, futures, swaps, collars or units of exchange funds) or any other transactions that are designed to hedge or offset a decrease in the market value of any LeddarTech Securities beneficially owned by the insider, directly or indirectly, or in the value of any equity-based compensation awards of the insider (such as stock options, deferred share units, restricted share units and performance share units). Similarly, insiders are prohibited from short selling any LeddarTech Securities as such transactions may allow insiders to offset, or benefit from, a decrease in the market value of LeddarTech Securities.

No Margin Accounts or Pledged Securities

13.	Securities held in a margin account or pledged as collateral for a margin loan may be sold without the holder’s consent by the broker if the holder fails to meet a margin call or by the lender in foreclosure if the holder defaults on the loan. Because a margin or foreclosure sale may occur when an insider is aware of material non-public information or otherwise is not permitted to trade, insiders are prohibited from holding LeddarTech Securities in a margin account or pledging LeddarTech Securities as collateral for a loan without first seeking pre-approval from the Audit Committee of the Board. An exception may be granted where an insider wishes to pledge LeddarTech Securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resorting to the pledged securities. An insider wishing to pledge LeddarTech Securities as collateral for a loan must submit a request for approval to the Chief Legal Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

Speculative Trading

14.	LeddarTech recognizes that insiders may trade in LeddarTech Securities from time to time in compliance with the terms and conditions of this Policy including trading in common shares of LeddarTech acquired or received pursuant to equity compensation arrangements and through the implementation of automatic securities disposition plans/10b5-1 plans. However, insiders should refrain from frequent trading in LeddarTech Securities which would give rise to appearances of speculation.

TRADING RESTRICTIONS

15.	In addition to the general prohibition against trading while in the possession of material non-public information, additional trading restrictions would also apply.

Scheduled Blackout Periods

16.	The periods beginning ten (10) days prior to the end of each quarter (or fiscal year) and ending at the close of business on the second (2nd) Trading Day following the public disclosure of the financial results for that quarter (each, a “Scheduled Blackout Period”) are particularly sensitive, as members of the Board and certain employees may often possess material non-public information about the expected financial results for the quarter and year end.

17.	Accordingly, to ensure compliance with this Policy and applicable securities laws, all members of the Board, all LeddarTech executive officers and certain other officers and employees designated by the Company from time to time to have access in the ordinary course of their employment to material non-public information (collectively, the “Designated Insiders”), such as finance and accounting team members, are prohibited from trading in LeddarTech Securities during Scheduled Blackout Periods, whether or not they possess material non-public information. Such Scheduled Blackout Periods shall apply regardless of whether such Designated Insiders received advance notice of the commencement of the Scheduled Blackout Periods.

Additional Blackout Periods

18.	From time to time, LeddarTech may also require that members of the Board, selected employees, consultants and other relevant parties suspend any trading activities because of the existence or potential existence of material non-public information (an “Additional Blackout Period”). In the event of any such Additional Blackout Period, the Chief Financial Officer or Chief Legal Officer may distribute a notice, in writing or by email, instructing those persons not to engage in any trading of LeddarTech Securities until further notice without disclosing the facts giving rise to the imposition of such trading suspension. Alternatively, any Additional Blackout Period may be imposed, without any notice, through the procedures for pre-clearance of trades described herein. Notice of an Additional Blackout Period is confidential and should not be disclosed.

Pre-Clearance of Trades by Designated Insiders

19.	To assist in preventing even the appearance of an improper insider trade, it is mandatory for all Designated Insiders to pre-clear their trades in LeddarTech Securities with the Chief Financial Officer or Chief Legal Officer or such other person as may be designated from time to time.

20.	The notice of intention to carry out a trade should be provided in writing. Approval of any trade will also be provided in writing. No trade shall be carried out without obtaining prior approval from the Chief Financial Officer or the Chief Legal Officer.

21.	When in doubt, Designated Insiders are strongly encouraged to contact the Chief Financial Officer or the Chief Legal Officer in order to determine if, during a given period, they have the right to trade in LeddarTech Securities.

22.	Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under applicable securities laws. Clearance of a transaction is valid only for a period of three (3) Trading Days, unless revoked prior to that time. If the transaction order is not completed within that three (3) Trading Day period, clearance of the proposed transaction must be re-requested. If clearance is denied, the mere fact of such denial must be kept confidential by the person requesting such clearance. Reasons for denial of clearance need not be provided.

Material Non-Public Information Regarding Other Companies

23.	This Policy and the guidelines described herein also apply to material non-public information relating to other companies with whom LeddarTech may transact business, including potential joint venture partners, customers, dealers, distributors and suppliers of LeddarTech, as well as potential merger or acquisition candidates. Information that may not be material to LeddarTech may nevertheless be material to one of those other companies and would accordingly prohibit trading or tipping. For the purposes of this Policy, information about such business partners should be treated in the same way as information related directly to LeddarTech.

POST-TERMINATION OF EMPLOYMENT TRANSACTIONS

24.	This Policy continues to apply to transactions in LeddarTech Securities even after an individual has terminated employment or other services to LeddarTech or a subsidiary. As a result, if an individual is aware of material non-public information when the employment or service relationship terminates, he or she may not trade in LeddarTech Securities until that information has become public or is no longer material.

TRANSACTIONS UNDER COMPANY PLANS

Stock Option Exercises

25.	This Policy does not apply to the cash exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock acquired as a result of such exercise, or sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

10b5-1 Automatic Trading Programs

26.	In addition, purchases or sales of LeddarTech Securities made pursuant to, and in compliance with, a written plan established by a director, officers, other employee or consultant that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Canadian securities laws (a “10b5-1 Trading Plan”) may be made without restriction to any particular period; provided that (i) the Trading Plan was established in compliance with the requirements of Rule 10b5-1 of the Exchange Act and Canadian securities laws, including the inclusion of mandatory “cooling off” periods, at a time when the Company was not in a Scheduled Blackout Period or an Additional Blackout Period and such individual was not otherwise aware of any material non-public information relating to the Company or the securities subject to the 10b5-1 Trading Plan. Any 10b5-1 Trading Plan must be submitted for review and preclearance at least five (5) business days prior to the entry into the 10b5-1 Trading Plan. No further pre-clearance or approval of transactions conducted pursuant to the 10b5-1 Trading Plan will be required; however, any proposed amendments to or termination of an existing 10b5-1 Trading Plan is subject to these preclearance requirements. Insiders should note that their entry into, as well as any material amendments to or termination of, a Rule 10b5-1 Plan may require certain public disclosures by the Company.

INSIDER REPORTS

27.	Certain insiders of LeddarTech, such as directors, certain senior officers and certain significant shareholders (collectively, the “Reporting Insiders”), are subject to insider reporting requirements under Canadian securities laws. Reporting Insiders are required to file an initial report with each of the Canadian securities regulatory authorities within ten (10) days after such persons become Reporting Insiders of LeddarTech, disclosing any direct or indirect beneficial ownership of, or control or direction over, any LeddarTech Securities, including an interest in, or right or obligation associated with, a related financial instrument involving LeddarTech Securities.

28.	Reporting Insiders are required to file an insider trading report within five (5) days of a change in: (i) the beneficial ownership of, control or direction over, whether direct or indirect, LeddarTech Securities; or (ii) a change in an interest in, or right or obligation associated with, a related financial instrument involving a LeddarTech Security.

29.	Reporting Insiders must also file an insider trading report within five (5) days if the insider enters into, materially amends, or terminates an agreement, arrangement or understanding that (i) has the effect of altering, directly or indirectly, the Insider’s economic exposure to the Company; or (ii) involves, directly or indirectly, a LeddarTech Security or a related financial instrument involving a LeddarTech Security.

30.	Rule 144 provides a safe harbor exemption to the registration requirements of the Securities Act of 1933, as amended, for certain resales of “restricted securities” and “control securities.” As applicable to LeddarTech Securities, “restricted securities” are securities acquired from the Company, or from an affiliate of the Company, in a transaction or chain of transactions not involving a public offering. “Control securities” are any securities owned by “affiliates” of the Company, such as directors, executive officers and 10% shareholders of the Company, including stock purchased in the open market and stock received upon exercise of stock options. Public sales of Company securities by affiliates must typically comply with the reporting, volume limitation, method of sale and notice (filing) requirements of Rule 144.

31.	Any Reporting Insider failing to file reports within these time frames is subject to penalties from securities regulators, including fines and possible suspension from being eligible to act as a director or officer of a public company. Even though LeddarTech personnel may assist Reporting Insiders with such filings, the preparation and filing of these reports remain the sole responsibility of the individuals pursuant to applicable securities laws.

POTENTIAL CRIMINAL AND CIVIL LIABILITY AND/OR DISCIPLINARY ACTION

Liability for Insider Trading and Tipping

32.	Violations of Canadian and U.S. securities laws relating to insider trading, tipping and other similar matters can result in civil and criminal penalties, including significant fines, penalties and imprisonment. Large penalties have been imposed even when the disclosing person did not profit personally from the trading. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

33.	It is important that insiders understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. The securities authorities in Canada, the SEC and the Financial Industry Regulatory Authority in the United States, investigate and are very effective at detecting insider trading. These agencies, along with government prosecutors, pursue insider trading violations vigorously. Cases have been successfully prosecuted against trading by employees and others through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

Possible Disciplinary Actions

34.	Insiders of LeddarTech who violate this Policy may be subject to disciplinary action by LeddarTech, up to and including termination of employment or their service with the Company. If it appears that any insider or other person may have violated securities laws, LeddarTech may refer the matter to the appropriate regulatory authorities, which could lead to penalties, fines or imprisonment.

QUESTIONS

35.	All questions regarding this Policy should be referred to the Chief Financial Officer or the Chief Legal Officer.

DATED December 21, 2023.

APPENDIX A – EXAMPLES OF MATERIAL INFORMATION

Examples of developments that may give rise to material information include, but are not limited to, the following:

Changes in Corporate Structure

●	Changes in share ownership that may affect control of the Company;

●	Major reorganizations, amalgamations or mergers; and

●	Take-over bids, issuer bids or insider bids.

Changes in Capital Structure

●	Public or private sales of additional securities;

●	Planned repurchases or redemptions of securities;

●	Planned splits of common shares or offerings of warrants or rights to buy shares;

●	Any share consolidation, share exchange or stock dividend;

●	Changes in dividend policies or payments;

●	Possible initiation of a proxy fight; and

●	Material modifications to rights of securityholders.

Financial Results and Projections

●	Earnings, revenues, expenses, cash-flows from operations, liquidity and other non-public financial information;

●	Financial projections generally;

●	Significant increase or decrease in near-term earnings prospects, including affirmations of prior earnings guidance and whether the Company will or will not meet earnings expectations;

●	Unexpected changes in the financial results for any periods;

●	Shifts in financial circumstances, such as cash flow reductions, major asset write-offs or write-downs;

●	Changes in the value or composition of the Company’s assets; and

●	Any material change in the Company’s accounting policies or accounting restatements.

Business and Operations

●	Design wins or anticipated design wins, or selection of our software solutions for potential use by, or a significant partnership with, a vehicle manufacturer, component supplier or systems integrator, or loss or anticipated loss of an expected design win, selection or partnership;

●	Development of a new product, opening of new locations and/or any development that affects the Company’s resources, technology, products or markets;

●	A disruption in the Company’s operations or breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure;

●	A significant change in capital investment plans or corporate objectives;

●	Significant new contracts, products, patents or services or significant losses of contracts or business;

●	A significant change in the Company’s management/changes to the Board or executive officers, including the departure of the Company’s Chief Executive Officer, Chief Financial Officer or persons in equivalent positions;

●	Commencement of, or developments in, material legal proceedings or regulatory matters;

●	Major labour disputes or disputes with major contractors or suppliers;

●	Employee layoffs;

●	Cybersecurity or data security incidents;

●	Waivers of corporate ethics and conduct rules for officers, directors and other key employees;

●	Any notice that reliance on a prior audit is no longer permissible;

●	De-listing of the Company’s securities or their movement from one quotation system or exchange to another;

●	Events of default under material financing or other agreements; and

●	Impending bankruptcy or financial liquidity problems.

Acquisitions and Dispositions

●	Significant acquisitions or dispositions of assets, property or joint venture interests; and

●	Material acquisitions of other companies, including take-over bid for, or merger with, another company.

Changes in Credit Arrangements

●	Borrowing or lending of a significant amount of money;

●	Any mortgaging or encumbering of the Company’s assets;

●	Certain material defaults under debt obligations, agreements to restructure debt, or planned enforcement procedures by a bank or any other creditors;

●	Changes in rating agency decisions; and

●	Significant new credit agreements.